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                                                                    EXHIBIT 23.6


                     CONSENT OF U.S. BANCORP PIPER JAFFRAY

         We hereby consent to the reference to the opinion of our firm under the captions "Summary - OrthAlliance's Board of Directors Recommends that OrthAlliance Stockholders Approve the Merger Agreement," "Summary - OrthAlliance Advisor Said that the Proposed Merger Consideration was Fair to OrthAlliance Stockholders from a Financial Point of View," "OrthAlliance Special Meeting - Recommendation of OrthAlliance's Board of Directors," "The Merger - Background of the Merger," "The Merger - OrthAlliance's Reasons for the Merger; Recommendations of OrthAlliance's Board of Directors" and "The Merger - Fairness Opinion of OrthAlliance's Financial Advisor," other references to our firm and to the inclusion of a copy of our opinion letter as Annex C in the Proxy Statement/Prospectus which is a part of a Registration Statement on Form S-4 filed by Orthodontic Centers of America, Inc. to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act") or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

                                                 Sincerely,

                                                 /s/ U.S. Bancorp Piper Jaffray

                                                 U.S. BANCORP PIPER JAFFRAY